Exhibit 10.26

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into April 16, 2021 and is effective as of May 26, 2021 by and between BriaCell Therapeutics Corp., a Delaware corporation having an address at 820 Heinz Ave., Berkeley, CA 94710 (the “Company”), and Miguel Lopez-Lago, Ph.D. (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee, and Employee is willing to accept such employment, all on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Engagement

(a) Position and Duties. The Company agrees to employ Employee in the position of Senior Director, Research and Development, and Employee shall perform the duties and functions as are normally carried out by a Senior Director, Research and Development of a developer of pharmaceutical or biotechnology company of a size comparable to the Company that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. Without limiting the generality of the immediately preceding sentence, Employee’s duties shall include, but shall not be limited to: (i) developing and executing all research and development activities of the Company, including supervision and training of research staff, (ii) securing research grants; (iii) accomplishing the tasks outlined in awarded grants, as applicable, (iv) assisting with setting up policies, procedures, and controls to comply with good laboratory practices; and (v) other administrative duties as assigned by the Company, which could be altered or changed from time to time (see Appendix A). Employee shall devote Employee’s best efforts, skills and abilities, on a full-time basis, exclusively to the Company’s business pursuant to, and in accordance with, reasonable business policies and procedures, as fixed from time to time by the Board of Directors of the Company. Employee covenants and agrees to faithfully adhere to and fulfill such policies as are established from time to time by the Company’s management and by the Board of Directors. Employee will report to the President and Chief Executive Officer of the Company.

(b) No Conflicting Obligations. Employee represents and warrants to the Company that Employee is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Employee’s obligations under this Agreement or that would prohibit Employee, contractually or otherwise, from performing Employee’s duties as Senior Scientist, Research and Development of the Company as provided in this Agreement.

(c) No Unauthorized Use of Third-Party Intellectual Property. Employee represents and warrants that Employee will not use or disclose, in connection with Employee’s employment by the Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title, or interest, except to the extent that the Company holds a valid license or other written permission for such use from the owner(s) thereof. Employee represents and warrants to the Company that Employee has returned all property and confidential information belonging to any prior employer.

2. Compensation

(a) Salary. During the term of this Agreement, the Company shall pay to the Employee an annual salary of One-Hundred Seventy-Thousand dollars ($170,000) the (“Annual Salary”). Employee’s salary shall be paid in equal semi-monthly installments, consistent with the Company’s regular salary payment practices. Employee’s salary may be increased from time to time by the Company without affecting this Agreement. The Employee will also receive a one-time signing bonus of Ten Thousand dollar ($10,000).

(b) Bonus Plans. Employee shall be eligible for certain bonus payments based on the successful completion of certain corporate milestones and as agreed upon with management of the Company. Such bonus plans shall be developed on an annual basis and monitored by the Company. Bonus payments shall be made to Employee within sixty (60) days of achievement of milestone.

(c) Expense Reimbursements. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder, subject to the Company’s (or a subsidiary’s) policies and procedures in effect from time to time, and provided that Employee submits supporting vouchers.

(d) Benefit Plans. Employee shall be eligible (to the extent Employee qualifies) to participate in any retirement, pension, life, health, accident, and disability insurance, stock option plan, or other similar employee benefit plans which may be adopted by the Company.

(e) Stock Options. The Company will grant Employee an option to purchase Ten Thousand (10,000) of the Company’s common shares, no par value (the “Option”). The exercise price of the Option will be the last closing price of the Company’s common shares immediately prior to approval of this grant by the Compensation Committee of the Company’s Board of Directors. The Options will be granted in a lump sum after 6 months of Employee’s continued employment with the Company. The unvested portion of the Option shall not be exercisable. The Option will not be transferable by Employee during Employee’s lifetime, except as provided in the Stock Option Agreement.

(f) Vacation; Sick Leave. Employee shall be entitled to three weeks (i.e., 15 business days) of vacation/sick leave without reduction in compensation, during each calendar year. Such vacation/sick leave shall be taken at such time as is consistent with the needs and policies of the Company. All vacation days and sick leave days shall accrue annually based upon days of service. Unused vacation days and sick leave days remaining at the end of the Company’s fiscal year will not be carried over into subsequent fiscal years.

3. Competitive Activities. During the term of Employee’s employment with the Company and for one year thereafter, Employee shall not, for Employee’s own self or any third party, directly or indirectly employ, solicit for employment, or recommend for employment any person employed by the Company. During the term of Employee’s employment, Employee shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of the Company. Employee acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of the Company’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of the Company. Employee has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4. Inventions/Intellectual Property/Proprietary Information

(a) Inventions and Discoveries Belong to the Company. Any and all inventions, discoveries, improvements, or intellectual property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by the Company which Employee may conceive or make while performing services for the Company (“Intellectual Property”) shall be the sole and exclusive property of the Company. Employee hereby irrevocably assigns and transfers to Company all rights, title and interest in and to all Intellectual Property that Employee may now or in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.

(i) The obligations provided for by this Agreement, except for the requirements as to disclosure in Section 4(b), do not apply to any rights Employee may have acquired in connection with Intellectual Property for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee’s own time and (a) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of the Company, or to the actual or demonstrable anticipated research or development activities or plans of the Company, or (b) which does not result from any work performed by Employee for the Company. All Intellectual Property that (1) results from the use of equipment, supplies, facilities, or trade secret information of the Company; (2) relates, at the time of conception or reduction to practice of the invention, to the business of the Company, or actual or demonstrably anticipated research or development of the Company; or (3) results from any work performed by the Employee for the Company shall be assigned and is hereby assigned to the Company. If Employee wishes to clarify that something created by Employee prior to Employee’s employment by the Company that relates to the actual or proposed business of the Company is not within the scope of this Agreement, Employee has listed it on Exhibit B in a manner that does not violate any third-party rights.

To the extent allowed by law, the rights assigned by Employee to the Company includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Employee retains any such Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agrees not to assert any Moral Rights with respect thereto. Employee shall confirm in writing any such ratifications, consents, and agreements from time to time as requested by the Company.

Employee agrees to execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable the Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in the Company the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents. If the Company is unable after reasonable efforts to secure Employee’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Employee’s incapacity or any other reason whatsoever, Employee hereby designates and appoints the Company or its designee as Employee’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. Employee acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

(b) Disclosure of Inventions and Discoveries. Employee agrees to disclose promptly to the Company all improvements, discoveries, or inventions which Employee may make solely, jointly, or commonly with others. Employee agrees to assign and hereby assigns all right, title and interest in any such improvements, discoveries, inventions, or intellectual property to the Company, where the rights are the property of the Company. This paragraph is applicable whether or not the Intellectual Property was made under the circumstances described in paragraph (a) of this Section.

Employee agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement, or intellectual property is the property of the Company.

(c) Confidential and Proprietary Information. During this employment with the Company, Employee will have access to trade secrets and confidential information of the Company. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information. Confidential Information also shall include any information of any kind, whether belonging to the Company or any third party, that the Company has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Employee; (ii) information that was rightfully in Employee’s possession prior to this employment with the Company and was not assigned to the Company or was not disclosed to Employee in Employee’s capacity as an employee or other fiduciary of the Company; or (iii) information disclosed to Employee, after the termination of this employment by the Company, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company and who is not subject to an obligation to keep such information confidential for the benefit of the Company or any third party with whom the Company has a contractual relationship. Employee understands and agrees that all Confidential Information shall be kept confidential by Employee both during and after this employment by the Company. Employee further agrees that Employee will not, without the prior written approval by the Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of this employment with the Company or at any time thereafter, except as required by the Company in the course of this employment.

5. Termination of Employment. Employee understands and agrees that this employment with the Company has no specific term. This Agreement, and the employment relationship, are “at will” and may be terminated by either party with or without cause upon thirty (30) days advance written notice to the other. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Employee’s employment, the Company shall have no further obligation to Employee by way of compensation or otherwise as expressly provided in this Agreement.

(a) Separation Benefits. Upon termination of Employee’s employment with the Company for any reason, Employee will be entitled to receive payment for all unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Employee’s employment, but Employee will not be entitled to any other compensation, award, or damages with respect to this employment with the Company or termination of this employment.

(b) Release. Any other provision of this Agreement notwithstanding, paragraph (a) of this Section shall not apply unless the Employee (i) has executed a general release of all claims (in a form prescribed by the Company) and (ii) has returned all property of the Company in the Employee’s possession.

6. Turnover of Property and Documents on Termination. Employee agrees that on or before termination of Employee’s employment with the Company, Employee will return to the Company all equipment and other property belonging to the Company, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Employee’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Employee’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of the Company; and (d) any and all inventions or intellectual property developed by Employee during the course of employment.

7. Arbitration. Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between the Company and Employee, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The location of the arbitration shall be Philadelphia, Pennsylvania. Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (“JAMS”). The Company shall pay the arbitrators’ fees and costs. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

8. Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

9. Agreement Read and Understood. Employee acknowledges that Employee has carefully read the terms of this Agreement, has had an opportunity to consult with an attorney or other representative of Employee’s own choosing regarding this Agreement, understands the terms of this Agreement, and is entering this agreement of Employee’s own free will.

10. Complete Agreement, Modification. This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by the Company and Employee.

11. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Pennsylvania.

12. Assignability. This Agreement, and the rights and obligations of the parties under this Agreement, may not be assigned by Employee. The Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company’s obligations under this Agreement.

13. Survival. This Section 13 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and of Employee’s employment.

14. Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BRIACELL THERAPEUTICS CORP.		Miguel Lopez-Lago, Ph.D.

Per:	/s/ William V. Williams	Per:	/s/ Miguel Lopez-Lago, Ph.D.
William V. Williams, MD
President & CEO
I have authority to bind the Company

Appendix A: Additional Duties

●	Assure Good Documentation Practice (GDP) is followed by all laboratory personnel.

●	Become familiar with Good Laboratory Practice (GLP) and Good Manufacturing Practice (GMP), noting that these will not be required at the BriaCell research laboratory, but may be required by certain vendors BriaCell will contract with.

●	Establish new (or amend previous) Standing Operating Procedures and Safety Policies, and with support from the BriaCell Regulatory Affairs Consultants, in good faith, ensure the laboratory is in full regulatory compliance with appropriate statutes and regulations including but not limited to US FDA requirements.

●	If appropriate, establish a computerized laboratory notebook system and make laboratory notebooks accessible to selected persons for review as instructed by the President and CEO.

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